Exhibit 10.2

[Babcock & Wilcox Letterhead]
SPECIAL RESTRICTED STOCK UNITS
GRANT AGREEMENT

To:  <first_name> <last_name>

Effective <award_date> (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of Babcock & Wilcox Enterprises, Inc. (“BW”) awarded you a grant of Restricted Stock Units (“RSUs”) under the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”). By accepting your grant online through the Schwab Equity Award Center, you agree that the RSUs are granted under and governed by the terms and conditions of the Plan, and this Special Restricted Stock Units Grant Agreement (this “Agreement”), which is included in the online acceptance process.  A copy of the Plan and the Prospectus relating to the stock issued under the Plan can be found at http://equityawardcenter.schwab.com under the “At a Glance/My Company Info” tab in your Schwab account.  The Plan and Prospectus are incorporated by reference and made a part of the terms and conditions of your award.  If you would like to receive a copy of either the Plan or Prospectus, please contact [ ].

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “BW” as used in this Agreement with reference to employment shall include Subsidiaries of BW (including unconsolidated joint ventures). In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Subject to the provisions of the Plan, the terms and conditions of this grant are as follows:

1.	RSU Award. You have been awarded <shares_awarded> RSUs. Each RSU represents a right to receive one Share after the vesting of such RSU, as set forth in, and subject to, Section 2 below.

2.	Vesting Requirements. Subject to Section 4 below, the RSUs will become vested under one or more of the circumstances described in this Section 2 (each such circumstance, a “Vesting Date”).

(a)
Normal Vesting. Provided you are continuously employed with BW through each applicable vest date, the RSUs will vest in two equal tranches on each of the second anniversary of the Date of Grant and the third anniversary of the Date of Grant.

(b)
Reduction in Force. In the event that your employment with BW is terminated by reason of a Reduction in Force (as defined below) on or after the first anniversary of the Date of Grant, then (i) 25% of the then-remaining outstanding RSUs will vest on the date of such termination if the termination occurs prior to the second anniversary of the Date of Grant and (ii) 50% of the then-remaining outstanding RSUs will vest on the date of such termination if the termination occurs on or after the second anniversary of the Date of Grant. For purposes of this Agreement, the term “Reduction in Force” means a termination of employment under circumstances that would result in the payment of benefits under The Babcock & Wilcox Employee Severance Plan or a successor plan (as may be amended) whether or not you are a participant in such plan, termination of employment in connection with a voluntary exit incentive program, or termination of employment under other circumstances which the Committee designates as a reduction in force.

(c)
Death; Disability; Change in Control. 100% of the then-remaining outstanding RSUs will vest on the earliest to occur prior to the third anniversary of the Date of Grant of: (i) the date of termination of your employment from BW due to death, (ii) your Disability or (iii) to the extent provided under Section 3 below, a Change in Control.

(d)	Other Vesting. The Committee may provide for additional vesting under other circumstances, in its sole discretion, to the extent permitted under the Plan.

3.	Change in Control Vesting

(a)
If you remain employed by BW throughout the period beginning on the Date of Grant and ending on the date of a Change in Control, you will become 100% vested in all outstanding unvested RSUs evidenced by this Agreement upon the Change in Control, except to the extent that a Replacement Award (as defined in subsection (d)) is provided to you to replace, adjust or continue the award of RSUs covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to the RSUs in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.

(b)
If, upon or after receiving a Replacement Award, you experience a termination of employment with BW (or any successor) (the “Successor”) by reason of you terminating employment for Good Reason or the Successor terminating your employment other than for Cause, in each case within a period of two years after the Change in Control and at a time when the Replacement Award has not vested or been forfeited, you shall become 100% vested in the Replacement Award upon such termination.

(c)
For purposes of this Agreement, a “Replacement Award” means an award: (i) of the same type (e.g., restricted stock units) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that relates to publicly traded equity securities of BW or its successor in the Change in Control or another entity that is affiliated with BW or its successor following the Change in Control; (iv) if your holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which under the Code are not less favorable to you than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to you than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 3(c) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d)
For purposes of this Agreement, “Cause” means: (i) your willful and continued failure to perform substantially your duties with the Company or an affiliate of the Company (occasioned by reason other than your physical or mental illness or disability) after a written demand for substantial performance is delivered to you by BW or its successor which specifically identifies the manner in which BW or its successor believes that you have not substantially performed your duties, after which you shall have thirty (30) days to defend or remedy such failure to substantially perform your duties; (ii) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to BW or its successor; or (iii) your conviction with no further possibility of appeal for, or plea of guilty or nolo contendere by you to, any felony. If, immediately prior to your cessation of employment, you hold a position with BW such that your compensation is regularly subject to review by the Committee, then the cessation of your employment under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Committee at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(e)	A termination “for Good Reason” shall mean your termination of employment with the Successor as a result of the occurrence, without your consent, of one or more of the following events:

(i)	a material diminution in your duties or responsibilities from those applicable immediately before the date on which a Change in Control occurs;

(ii)	a material reduction in your annual rate of base salary or target bonus as in effect on the Change in Control or as either of the same may be increased from time to time thereafter;

(iii)
a material reduction in the amount of your annual target long-term incentive compensation opportunity (whether payable in cash, common stock or a combination thereof) as in effect on the Change in Control or as the same may be increased from time to time thereafter, unless such material reduction applies to all similarly situated executives of BW or its successor and the parent corporation resulting from the Change in Control; and provided that for the avoidance of doubt, a material reduction of such annual target long-term incentive compensation opportunity shall not be deemed to occur solely because such opportunity becomes payable solely in cash; or

(iv)
a change in the location of your principal place of employment with the Successor by more than fifty (50) miles from the location where you were principally employed immediately before the Change in Control.

Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless: (A) you have provided written notice to the Successor of the existence of one or more of the conditions listed in (i) through (iv) above and your intention to terminate employment as a result within sixty (60) days after your knowledge of such condition or conditions occurs; and (B) such condition or conditions have not been cured by the Successor within thirty (30) days after receipt of such notice.

4.	Forfeiture of RSUs.

(a)	RSUs which are not or do not become vested upon your termination of employment shall, coincident therewith, terminate and be of no force or effect.

(b)
Notwithstanding any other provision hereof, upon any vesting event with respect to the RSUs hereunder, the number of RSUs that would otherwise vest shall be reduced, but not below zero, by the number of Previously Awarded Units (as defined below) that vested prior to, or that are vesting as of (e.g., as a result of a termination event or Change in Control resulting in vesting hereunder and in respect of Previously Awarded Units), such vesting event, provided that (x) any Previously Awarded Unit taken into account to reduce the number of RSUs vesting hereunder on one vesting date shall not be taken into account on any subsequent vesting date and (y) the number of RSUs that vest on a particular vesting date shall not be retroactively adjusted (or subject to recoupment) based upon a subsequent vesting event with respect to Previously Awarded Units. Any RSUs that would have vested pursuant to this Agreement but for this paragraph shall terminate and be of no force or effect, effective upon the date they otherwise would have vested. For purposes hereof, “Previously Awarded Units” means the performance-based restricted stock units granted to you in calendar years 2016 and 2017.

(c)
In the event that (i) you are convicted of (A) a felony or (B) a misdemeanor involving fraud, dishonesty or moral turpitude, or (ii) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of BW, as determined in the sole judgment of the Committee, then all RSUs and all rights or benefits awarded to you under this grant of RSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the provisions of Section 11 below. Notwithstanding the foregoing, the provisions of this Section 4(c) shall cease to apply as of a Change in Control.

5.	Settlement of RSUs.

(a)
Not in Connection With Change in Control. If settlement is not occurring in connection with or following a Change in Control, vested RSUs shall be settled in Shares, which Shares shall be distributed as soon as administratively practicable after the applicable Vesting Date, but in no event later than March 15 following the end of the calendar year in which such Vesting Date occurs.

(b)	Change in Control.

(i)
Notwithstanding anything in this Agreement to the contrary, to the extent any RSUs are vested as of a Change in Control, such vested RSUs shall be settled in Shares within 10 business days of the Change in Control.

(ii)
Notwithstanding anything in this Agreement to the contrary, if, during the two-year period following a Change in Control, you experience a termination of employment, the RSUs that are vested as of the date of such termination of employment shall be settled for Shares within 10 business days of such termination of employment.

6.
Dividends, Voting Rights and Other Rights. You shall have no rights of ownership in the Shares underlying the RSUs and shall have no right to vote such Shares until the date on which the Shares are transferred to you pursuant hereto. To the extent that cash dividends are otherwise paid with respect to Shares, dividend equivalents will be credited with respect to the Shares underlying the RSUs and shall vest at the same time and to the same extent as the related RSUs vest. Vested dividend equivalents shall be paid at the same time the underlying Shares are transferred to you, with no earnings accruing thereon. Dividend equivalents credited with respect to RSUs that do not vest shall be forfeited at the same time the related RSUs are forfeited.

7.	Taxes.

(a)
You will realize income in connection with this RSU grant in accordance with the tax laws of the jurisdiction that is applicable to you. You should consult your tax advisor as to the federal and/or state income or other tax consequences associated with this RSU grant as it relates to your specific circumstances.

(b)
By acceptance of this award, you agree that any amount which BW or its successor is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this award or as otherwise required under applicable law will be satisfied by withholding Shares otherwise deliverable to you and having an aggregate fair market value as near equal in value but not exceeding the amount of such required tax withholding.

8.	Transferability. RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

9.
Adjustments. The RSUs and the number of Shares issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement (including, without limitation, the provisions of Section 4(b) above) are subject to mandatory adjustment as provided in Section 4.4 of the Plan.

10.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by BW without your consent). If the RSUs are “deferred compensation” (within the meaning of Section 409A of the Code and the regulations thereunder) and become payable on your “separation from service” with BW and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and you are a “specified employee” as determined pursuant to procedures adopted by BW in compliance with Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code and avoid any additional taxes thereunder, settlement of the RSUs shall be made on the earlier of the fifth business day of the seventh month after the date of your “separation from service” with BW and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or your death.

11.	Clawback Provisions.

(a)
Recovery of RSUs.  In the event that BW is required to prepare an accounting restatement due to the material noncompliance of BW with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the fraud, BW will have the right to recover the RSUs granted during the three-year period preceding the date on which the Board or BW, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

(b)
Recovery Process.  In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (i) review the RSUs either granted or vested in whole or in part during the Three-Year Period and (ii) in accordance with the provisions of this Agreement and the Plan, take reasonable action to seek recovery of the amount of such RSUs in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such RSUs), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code.  There shall be no duplication of recovery under Article 20 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act. The clawback provisions of this Agreement are in addition to the forfeiture provisions contained in Section 4 above.

(c)
Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the BW’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares may be traded) (the “Compensation Recovery Policy”), and that the terms of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

12.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the Amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect your rights under this Agreement without your written consent, and (b) your consent shall not be required to an amendment that is deemed necessary by BW to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

13.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

15.
Successors and Assigns. Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of BW.

16.
Acknowledgement. You acknowledge that you (a) have received a copy of the Plan, (b) have had an opportunity to review the terms of this Agreement and the Plan, (c) understand the terms and conditions of this Agreement and the Plan and (d) agree to such terms and conditions.

17.
Other Information. Neither the action of BW in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of BW.